EXHIBIT 99
PRESS RELEASE DATED January 28, 2009

Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510
FOR IMMEDIATE RELEASE
NORTHFIELD BANCORP, INC. ANNOUNCES:
INCREASED EARNINGS, STRONG ASSET QUALITY AND CAPITAL, AND RECORD LOAN ORIGINATIONS
FINANCIAL HIGHLIGHTS:
•	NET INCOME OF $3.4 MILLION FOR THE QUARTER AND $15.8 MILLION FOR THE YEAR

•	DECLARATION OF $0.04 CASH DIVIDEND PER COMMON SHARE PAYABLE FEBRUARY 25, 2009

•	OVER $200 MILLION IN LOANS ORIGINATED IN 2008

•	NONPERFORMING ASSETS TOTAL $10.7 MILLION, OR 0.61% OF TOTAL ASSETS AT DECEMBER 31, 2008, COMPARED TO $9.8 MILLION, OR 0.71% OF TOTAL ASSETS AT DECEMBER 31, 2007

•	TOTAL DEPOSITS EXCEED $1 BILLION

•	STOCKHOLDERS’ EQUITY GROWS TO $386.3 MILLION, OR 22% OF TOTAL ASSETS

•	NO “OTHER THAN TEMPORARY IMPAIRMENT” IN SECURITIES PORTFOLIO, AND NO TRUST PREFERRED SECURITIES
Avenel, New Jersey, January 28, 2009.... Northfield Bancorp, Inc. (NasdaqGS:NFBK-News), the holding company for Northfield Bank, reported net income of $3.4 million for the quarter ended December 31, 2008, and $15.8 million, for the year ended December 31, 2008, compared to $482,000 for the quarter ended December 31, 2007, and $10.5 million for the year ended December 31, 2007.
Commenting on the fourth quarter and year end results, John W. Alexander, the Company’s Chairman and Chief Executive Officer noted “Our earnings have remained strong during this period of significant financial turmoil. We have continued to follow the conservative and disciplined operating model we have developed over the past 120 years. Our strong capital and liquidity have allowed us to expand our lending to the highest levels in the company’s history. In meeting the credit needs of our community, we are building relationships that will serve us well in the future. We also are continuing to focus on maintaining asset quality and remain committed to cost control.” Mr. Alexander continued, “We also are pleased to announce the declaration of our second cash dividend of $0.04 per common share, payable on February 25, 2009, to stockholders of record as of February 11, 2009.”
Operating results for the reported periods included the following significant non-routine items (net of tax effect) as follows:

	Quarter ended		Year ended
	December 31,		December 31,
(in thousands)	2008	2007	2008	2007

Net Income	$3,386	482	15,831	10,507
Bank owned life insurance gain	—	—	(2,510)	—
Foundation contribution	—	7,800	—	7,800
Net interest income earned on stock subscriptions	—	(625)	—	(795)
Reversal of income tax liabilities	—	(4,500)	—	(4,500)
Gain on branch sale	—	—	—	(2,400)
Data processing conversion expenses	40	—	292	—

Net income (excluding non-routine transactions)	$3,426	3,157	13,613	10,612

The year ended December 31, 2008, included a $2.5 million, nontaxable, death benefit realized on bank owned life insurance recorded in the first quarter of 2008. The quarter and year ended December 31, 2008, included $63,000 ($40,000 net of tax) and $463,000 ($292,000 net of tax), respectively, in costs associated with the Company’s conversion to a new third-party core processing system in the first quarter of 2009. For the quarter and year ended December 31, 2007, operating results included a charge of $12.0 million ($7.8 million, net of tax) related to the Company’s contribution to the Northfield Bank Foundation, partially offset by net interest income of approximately $1.1 million ($625,000, net of tax) for the quarter ended December 31, 2007, and $1.4 million ($795,000, net of tax) for the year ended December 31, 2007, related to short-term investment returns earned on subscription proceeds (net of interest paid during the stock offering). Net income for the quarter and year ended December 31, 2007, also included a benefit related to the reversal of state and local tax liabilities of approximately $4.5 million, net of federal taxes, as a result of the Company concluding an audit by the State of New York with respect to the Company’s combined state tax returns for years 2000 through 2006. Net income for 2007 included a gain of $4.3 million ($2.4 million, net of tax) related to the sale of two branch locations and associated deposit relationships. Earnings per common share for the quarter and year ended December 31, 2008 was $0.07 and $0.37, respectively. Excluding the realized gain on the death benefit from bank owned life insurance of $0.06 per share, earnings per common share for the year ended December 31, 2008, was $0.31 per common share. Loss per common share for the period November 8, 2007, to December 31, 2007, was $ (0.03), and is calculated for the period that the Company’s shares of common stock were outstanding in 2007, and includes an expense for the foundation contribution and the reversal of income tax liabilities discussed above.
Financial Condition
Total assets increased to a record $1.8 billion at December 31, 2008, from $1.4 billion at December 31, 2007. The increases primarily were in loans held for investment, net of $165.7 million, securities available-for-sale of $155.2 million, cash and cash equivalents of $25.0 million, and certificates of deposit in other financial institutions, which carry full FDIC insurance coverage, of $29.2 million.
The Company’s securities portfolio totaled $974.6 million at December 31, 2008, as compared to $825.7 million at year end 2007, and consisted of $806.2 in mortgage-backed debt securities issued or guaranteed by Fannie Mae, Freddie Mac, and Ginnie Mae. At December 31, 2008, we had approximately $139.5 million in residential mortgage-backed securities not guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, referred to as “private label securities.” All but two of the private label securities were rated AAA at December 31, 2008. The first security with an estimated fair value of $5.8 million was rated Baa3 and the second security with an estimated fair value of $5.4 was rated Aa2. Private label securities with an amortized cost of $110.7 million had gross unrealized losses of $16.9 million at December 31, 2008. Management has evaluated each of these securities and believes that such losses are temporary at December 31, 2008. The Company has no investment in Fannie Mae or Freddie Mac common or preferred stock, or in any trust preferred securities. At December 31, 2008, the Company had an investment of $9.4 million in common stock of the Federal Home Loan Bank of New York (FHLB). As a member of the FHLB, the Bank is required to hold shares of capital stock as a condition of membership and engaging in certain borrowing transactions.
Loans held-for-investment, net totaled $590.0 million at December 31, 2008, and increased 39.0% over the December 31, 2007, balance of $424.3 million and was primarily the result of increases in multi-family loans of $94.4 million, and commercial real estate loans of $45.2 million in the Company’s market area.
At December 31, 2008, non-performing assets totaled $10.7 million (0.61% of total assets), and consisted of $9.6 million in non-performing loans (1.63% of loans held for investment, net), and $1.1 million in other real estate owned. At December 31, 2007, non-performing assets, consisting solely of non-performing loans, totaled $9.8 million (0.71% of total assets, and 2.32% of loans held for investment, net). There was no other real estate owned at December 31, 2007.
The increase in non-performing assets from December 31, 2007, was primarily attributable to an increase in non-accruing one- to four-family residential mortgage loans of $862,000 and an increase in non-accruing commercial real estate loans of $755,000. These increases were partially offset by a decrease in non-accruing construction and land loans of $761,000 and a decrease of $1.1 million of loans 90 days or more past due and accruing. At December 31, 2008, loans 90 days or more past due and accruing, consisted of a construction loan with an outstanding balance of $137,000 paying in accordance with its original contractual terms but which is past maturity. The above changes in non-performing assets includes the effect of the following 2008 charge-offs: $1.0 million in commercial real estate; $765,000 in construction loans, and $166,000 in commercial and industrial loans. The Company does not have any lending programs commonly referred to as sub-prime lending. Sub-prime lending generally targets borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments, bankruptcies, or borrowers with questionable repayment capacity as evidenced by low credit scores or high debt burden ratios.
Total liabilities increased to $1.4 billion at December 31, 2008, from $1.0 billion at December 31, 2007. The increase was primarily attributable to increases in deposits of $147.2 million and securities sold under agreements to repurchase of $206.5 million. The increase in total borrowings was due primarily to the execution of leverage strategies with investment securities and certificates of deposits with acceptable levels of credit and interest rate risk. The increase in deposits for the year ended December 31, 2008, was primarily due to an increase of $131.5 million in money market and savings accounts, and an increase of $15.0 million in certificates of deposit.
Total stockholders’ equity increased to $386.3 million at December 31, 2008, from $367.3 million at December 31, 2007. The increase was primarily attributable to net income of $15.8 million for the year ended December 31, 2008, and a decrease in other comprehensive losses of $3.5 million, related primarily to a decrease in net unrealized losses on securities available for sale, net of tax. The decrease in net unrealized losses on securities available for sale is due primarily to a decrease in longer-term market interest rates, resulting in an increase in estimated fair values of investment securities.
Northfield Bank’s Tier 1 (core) and risk-based capital ratios were 16.0% and 34.8%, respectively, at December 31, 2008. These ratios continue to significantly exceed the required regulatory capital necessary to be considered “well capitalized” under federal capital regulations.
As previously announced, the Company decided not to participate in the U.S. Treasury’s Capital Purchase Plan under the Troubled Asset Relief Program, or the Debt Guarantee Program under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. Northfield Bank elected to continue its participation in the Transaction Account Guarantee Program, by which the Federal Deposit Insurance Corporation will guarantee certain noninterest-bearing transaction accounts.
Results of Operations
Net income for the quarter and year ended December 31, 2008, increased $2.9 million and $5.3 million, respectively, as compared to the same prior year periods and resulted, in part, from increases in net interest income of $1.2 million and $9.9 million, respectively, as well as a decrease in non-interest expense of $12.4 million and $11.1 million, respectively. The decrease in non-interest expense related primarily to a $12.0 million contribution of cash and Company stock to the Northfield Bank Foundation in the fourth quarter of 2007, in connection with the Company’s initial public offering.
These items were partially offset by increases in the provision for loan losses of $1.3 million and $3.6 million for the quarter and year ended December 31, 2008, respectively, as compared to the same prior year periods, as well as an increase in income tax expense of $8.9 million and $8.7 million, respectively. The increase in the provision for loan losses was due primarily to loan growth, provisions for impaired loans, and increases in certain general loss factors utilized in management’s calculation of the allowance for loan losses in response to continued deterioration in general real estate collateral values and weakness in the overall economy. The increase in income tax expense was due primarily to a higher level of taxable income in the current periods and the reversal of state and local tax liabilities of approximately $4.5 million, in the fourth quarter of 2007, as a result of the Company concluding an audit by the State of New York.
Net income also was affected negatively by a decrease in non-interest income of $491,000 and $3.3 million for the quarter and year ended December 31, 2008, respectively, as compared to the same prior year periods. The decrease in non-interest income was primarily due to increases in market losses on trading securities, primarily equity and bond mutual funds, that are utilized to fund the Company’s employee and director deferred compensation plan of $538,000 and $1.3 million, respectively. The participants in the plan bear the risk and rewards of the trading securities’ return performance, and consequently, non interest expense, specifically compensation expense, is reduced for any losses in the portfolio. The decrease in non-interest income for the year ended December 31, 2008, was due primarily to a pre-tax gain of $4.3 million on the sale of two underperforming branch locations, and associated deposit relationships, recognized in March 2007. We had no similar transaction in 2008. The reduction in non-interest income for the year end December 31, 2008, was partially offset by the realized nontaxable death benefit of approximately $2.5 million in the quarter ended March 31, 2008. We had no similar transaction in 2007.
The increase in net interest income of $1.2 million, or 10.8%, for the quarter ended December 31, 2008, as compared to the quarter ended December 31, 2007, was primarily the result of an increase in average interest-earning assets of $225.9 million, or 16.1%, partially offset by a decrease in the net interest margin of 14 basis points, or 4.4%, from 3.17% to 3.03%. The increase in net interest income of $9.9 million, or 26.9%, for the year ended December 31, 2008, was primarily the result of an increase in average interest-earning assets of $207.2 million, or 16.1%, coupled with an increase in the net interest margin of 26 basis points, or 9.1%, from 2.87% to 3.13%. The change in average interest-earning assets and the net interest margin, for both current-year periods was due partially to the Company’s completion of its stock issuance in November 2007, resulting in gross proceeds of $192.7 million, which included $82.4 million in transfers from deposit accounts. The Company deployed the net proceeds into loans, short-term investments, and securities.
The Company recorded income tax expense (benefit) of $1.6 million and $7.2 million for the quarter and year ended December 31, 2008, respectively, as compared to $(7.4) million and $(1.6) million, respectively, in the corresponding prior year periods. The increase in income tax expense related primarily to the Company reversing $4.5 million in state and local income tax liabilities, net of federal taxes during the fourth quarter of 2007, following the completion of an audit by the State of New York with respect to the Company’s combined state tax returns for years 2000 through 2006. In addition the Company had a higher level of taxable income in both the quarter and year ended December 31, 2008.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.
(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At	At
	December 31, 2008	December 31, 2007
Selected Financial Condition Data:
Total assets	$1,757,970	$1,386,918
Cash and cash equivalents	50,128	25,088
Certificates of deposit (fully insured by the FDIC)	53,653	24,500
Securities available for sale, at estimated fair value	957,585	802,417
Securities held to maturity	14,479	19,686
Trading securities	2,498	3,605
Loans held for sale	—	270
Loans held for investment, net	589,984	424,329
Allowance for loan losses	(8,778)	(5,636)
Net loans held for investment	581,206	418,693
Bank owned life insurance	42,001	41,560
Non-performing loans(1)	9,639	9,834
Other real estate owned	1,071	—
Federal Home Loan Bank of New York stock, at cost	9,410	6,702

Securities sold under agreements to repurchase	308,500	102,000
Other borrowings	23,584	22,420
Deposits	1,024,439	877,225
Total liabilities	1,371,665	1,019,578
Total stockholders’ equity	386,305	367,340

	Quarter Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Selected Operating Data:
Interest income	$20,603	$17,919	$75,049	$65,702
Interest expense	8,190	6,717	28,256	28,836

Net interest income before provision for loan losses	12,413	11,202	46,793	36,866
Provision for loan losses	1,968	705	5,082	1,442

Net interest income after provision for loan losses	10,445	10,497	41,711	35,424
Non-interest income	727	1,218	6,153	9,478
Non-interest expense	6,224	18,600	24,852	35,950

Income before income tax expense	4,948	(6,885)	23,012	8,952
Income tax expense	1,562	(7,367)	7,181	(1,555)

Net income	$3,386	$482	$15,831	$10,507

Net income per common share (2) (5)	$0.08	$(0.03)	$0.37	$(0.03)

	At or For the Three
	Months Ended		At or For the Year
	December 31,		Ended
	(annualized)		December 31,
	2008	2007	2008	2007
Selected Financial Ratios:
Performance Ratios(3):
Return on assets (ratio of net income to average total assets)	0.79%	0.13%	1.01%	0.78%
Return on equity (ratio of net income to average equity)	3.57	0.66	4.22	5.27
Average equity to average total assets	22.13	19.70	23.84	14.73
Interest rate spread	2.37	2.55	2.44	2.34
Net interest margin	3.03	3.17	3.13	2.87
Efficiency ratio(4)	47.37	149.27	46.94	77.57
Non-interest expense to average total assets	1.45	5.05	1.58	2.66
Average interest-earning assets to average interest-bearing liabilities	133.04	132.82	136.94	123.33
Asset Quality Ratios:
Non-performing assets to total assets	0.61	0.71	0.61	0.71
Non-performing loans to total loans held for investment, net	1.63	2.32	1.63	2.32
Allowance for loan losses to non-performing loans	91.07	57.31	91.07	57.31
Allowance for loan losses to total loans	1.49	1.33	1.49	1.33

(1)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in loans held-for-investment, net.

(2)	Net income per common share is calculated based on 43,155,767 average shares outstanding for the three months ended December 31, 2008, and 43,133,856 average shares outstanding for the year ended December 31, 2008.

(3)	Annualized when appropriate.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(5)	Net loss per share is calculated for the period that the Company’s shares of common stock were outstanding (November 8, 2007 through December 31, 2007). The net loss for this period was $1,501,000 and the weighted average common shares outstanding were 43,076,586. Net income (loss) per common share is not applicable prior to the Company’s completion of its stock offering on November 7, 2007.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

For the Quarter Ended December 31,
	2008			2007
	Average		Average	Average		Average
	Outstanding		Yield/Rate	Outstanding		Yield/Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$578,147	$8,894	6.12%	$427,042	$7,069	6.57%
Mortgage-backed securities	939,287	10,875	4.61	744,918	8,228	4.38
Other securities	24,734	166	2.67	57,775	648	4.45
Federal Home Loan Bank of New York stock	10,557	114	4.30	6,166	132	8.49
Interest-earning deposits in financial institutions	76,363	554	2.89	167,279	1,842	4.37

Total interest-earning assets	1,629,088	20,603	5.03	1,403,180	17,919	5.07
Non-interest-earning assets	76,985			57,781

Total assets	$1,706,073			$1,460,961

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$517,254	2,218	1.71	$513,572	1,089	0.84
Certificates of deposit	360,809	2,811	3.10	430,352	4,494	4.14

Total interest-bearing deposits	878,063	5,029	2.28	943,924	5,583	2.35
Repurchase agreements	306,261	2,874	3.73	88,266	909	4.09
Other borrowings	40,216	287	2.84	24,239	225	3.68

Total interest-bearing liabilities	1,224,540	8,190	2.66	1,056,429	6,717	2.52
Non-interest bearing deposit accounts	90,461			102,834
Accrued expenses and other liabilities	13,479			13,872

Total liabilities	1,328,480			1,173,135
Stockholders’ equity	377,593			287,826

Total liabilities and stockholders’ equity	$1,706,073			$1,460,961

Net interest income		$12,413			$11,202

Net interest rate spread (2)			2.37			2.55
Net interest-earning assets (3)	$404,548			$346,751

Net interest margin (4)			3.03			3.17
Average interest-earning assets to interest-bearing liabilities			133.04			132.82

(1)	Average yields and rates for the three months ended December 31, 2008, and 2007 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

For the Year Ended December 31,
	2008			2007
	Average		Average	Average		Average
	Outstanding		Yield/Rate	Outstanding		Yield/Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$503,897	$31,617	6.27%	$423,947	$28,398	6.70%
Mortgage-backed securities	844,435	38,072	4.51	718,279	30,576	4.26
Other securities	35,977	1,348	3.75	45,077	2,100	4.66
Federal Home Loan Bank of New York stock	11,653	652	5.60	6,486	519	8.00
Interest-earning deposits in financial institutions	97,223	3,360	3.46	92,202	4,109	4.46

Total interest-earning assets	1,493,185	75,049	5.03	1,285,991	65,702	5.11
Non-interest-earning assets	80,649			66,614

Total assets	$1,573,834			$1,352,605

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$445,382	5,866	1.32	$450,212	3,551	0.79
Certificates of deposit	367,806	12,656	3.44	464,552	20,212	4.35

Total interest-bearing deposits	813,188	18,522	2.28	914,764	23,763	2.60
Repurchase agreements	231,525	8,287	3.58	104,927	4,202	4.00
Other borrowings	45,702	1,447	3.17	22,999	871	3.79

Total interest-bearing liabilities	1,090,415	28,256	2.59	1,042,690	28,836	2.77
Non-interest bearing deposit accounts	94,499			96,796
Accrued expenses and other liabilities	13,703			13,905

Total liabilities	1,198,617			1,153,391
Stockholders’ equity	375,217			199,214

Total liabilities and stockholders’ equity	$1,573,834			$1,352,605

Net interest income		$46,793			$36,866

Net interest rate spread (1)			2.44			2.34
Net interest-earning assets (2)	$402,770			$243,301

Net interest margin (3)			3.13			2.87
Average interest-earning assets to interest-bearing liabilities			136.94			123.33

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
*****